Rogers Corporation Reports Fourth Quarter and Full Year 2021 Results

Chandler, Arizona, February 22, 2022: Rogers Corporation (NYSE:ROG) today announced financial results for the full year and fourth quarter of 2021.

“Rogers delivered record full-year revenue and earnings in 2021 led by tremendous growth in EV/HEV market sales,” stated Bruce D. Hoechner, Rogers' President and CEO. “Ongoing supply-chain challenges tempered fourth quarter customer demand and financial results, which is necessitating further commercial actions. The long-term growth outlook in our markets remains strong and we are investing to capitalize on these opportunities, particularly in the EV/HEV market where demand is accelerating. We are very pleased with the progress being made related to DuPont’s proposed acquisition of Rogers, including the recent approval of the transaction by Rogers’ shareholders. We anticipate that the combination with DuPont will provide many compelling benefits for our employees and our customers as together we leverage our expertise in advanced materials to drive new and innovative solutions.”

Financial Overview

GAAP Results	Q4 2021	Q3 2021	Q4 2020	2021	2020
Net Sales ($M)	$230.5	$238.3	$210.7	$932.9	$802.6
Gross Margin	33.9%	38.5%	38.3%	37.4%	36.4%
Operating Margin	4.5%	14.2%	9.5%	12.6%	8.4%
Net Income ($M)	$23.1	$25.1	$15.2	$108.1	$50.0
Net Income Margin	10.0%	10.5%	7.2%	11.6%	6.2%
Diluted Earnings Per Share	$1.22	$1.33	$0.81	$5.73	$2.67
Net Cash Provided by Operating Activities	$18.2	$39.9	$51.4	$124.4	$165.1

Non-GAAP Results[1]	Q4 2021	Q3 2021	Q4 2020	2021	2020
Adjusted Operating Margin	12.2%	17.2%	18.4%	16.4%	15.7%
Adjusted Net Income ($M)	$36.3	$30.9	$29.7	$135.8	$95.0
Adjusted Earnings Per Diluted Share	$1.92	$1.64	$1.58	$7.20	$5.08
Adjusted EBITDA ($M)	$41.7	$54.2	$53.2	$211.5	$177.0
Adjusted EBITDA Margin	18.1%	22.7%	25.3%	22.7%	22.1%
Free Cash Flow ($M)	$(9.5)	$17.9	$39.9	$53.2	$124.7

Net Sales by Operating Segment (dollars in millions)	Q4 2021	Q3 2021	Q4 2020	2021	2020
Advanced Electronics Solutions (AES)[2]	$127.1	$135.0	$119.6	$534.4	$458.7
Elastomeric Material Solutions (EMS)	$98.9	$98.0	$86.6	$378.0	$328.2
Other	$4.4	$5.3	$4.5	$20.4	$15.7

1 - A reconciliation of GAAP to non-GAAP measures is provided in the schedules included below
2 - The AES business segment was formed in the first quarter of 2021 through the combination of the Advanced Connectivity Solutions (ACS) and Power Electronics Solutions (PES) businesses. Prior period consolidated financial statements have been reclassified to conform to the current year presentation.

Q4 2021 Summary of Results
Net sales of $230.5 million decreased 3.3% versus the prior quarter primarily due to the impact of supply chain constraints which reduced customer demand and resulted in lower production levels. The decline was partially offset by the Silicone Engineering acquisition in early October. EMS net sales increased by 1.0% due to strong growth in EV/HEV sales and the Silicone Engineering acquisition. This growth was tempered by lower sales in all other markets as a result of component shortages and labor and supply constraints, which reduced customer demand and lowered production levels. AES net sales decreased by 5.8% due to lower defense, wireless infrastructure and ADAS revenues, partially offset by much higher EV/HEV sales. Component shortages continued to temper customer demand in the ADAS and wireless infrastructure markets. Currency exchange rates unfavorably impacted total company net sales in the fourth quarter of 2021 by $1.1 million compared to prior quarter net sales.

Gross margin was 33.9%, compared to 38.5% in the prior quarter. The decrease in gross margin was primarily related to lower volume, lower throughput due to labor and raw material supply constraints, increased commodity and freight costs and unfavorable product mix. These items were partially offset by yield improvements and commercial actions to address rising input costs.

Selling, general and administrative (SG&A) expenses increased by $10.0 million from the prior quarter to $57.9 million. SG&A expense was higher primarily due to costs associated with the proposed acquisition of Rogers by DuPont and the Silicone Engineering acquisition.

GAAP operating margin of 4.5% decreased by 970 basis points from the prior quarter primarily due to lower gross margin and higher SG&A expenses. Adjusted operating margin of 12.2% decreased by 500 basis points versus the prior quarter.

GAAP earnings per diluted share were $1.22, compared to earnings per diluted share of $1.33 in the previous quarter. The decrease in GAAP earnings was due to a decline in operating income, partially offset by lower tax expense from a change in unrecognized tax positions in China. On an adjusted basis, earnings were $1.92 per diluted share compared to adjusted earnings of $1.64 per diluted share in the prior quarter.

Ending cash and cash equivalents were $232.3 million, an increase of $11.4 million versus the prior quarter. Net cash provided by operating activities of $18.2 million was offset by capital expenditures of $27.7 million. Free cash flow was approximately $(9.5) million in the fourth quarter of 2021.

Full Year 2021 Summary of Results
Net sales of $932.9 million increased by 16.2% compared to 2020, led by robust sales growth in the EV/HEV market for both the AES and EMS business units. AES net sales increased in the EV/HEV, ADAS, clean energy and defense markets. EMS net sales were higher in the EV/HEV, general industrial, and consumer markets, partially offset by lower portable electronics market sales. The Silicone Engineering acquisition contributed to EMS sales in the fourth quarter. Further sales growth in 2021 for both the AES and EMS business units was tempered by lower demand from customers impacted by component shortages and labor and supply constraints which reduced production levels. Currency exchange rates favorably impacted total company net sales in 2021 by $22.3 million compared to the prior year.

Gross margin was 37.4% compared to 36.4% in 2020. The increase in gross margin resulted from higher volume and improved factory utilization, partially offset by an increase in commodity and freight costs and unfavorable product mix.

SG&A expenses increased by $10.9 million from the prior year to $193.2 million, primarily due to higher variable compensation, costs associated with the proposed acquisition of Rogers by DuPont and the Silicone Engineering acquisition, and investments in growth initiatives, partially offset by a decrease in other intangible assets amortization.

Restructuring and impairment charges were $3.6 million, compared to $13.0 million in 2020. The decrease was due to lower charges related to manufacturing footprint optimization plans to better align capacity with end market demand, improve factory utilization and increase cost competitiveness.

GAAP operating margin increased to 12.6% from 8.4% in the prior year, primarily due to the improvement in gross margin, the reduction in operating expenses as a percentage of sales and lower restructuring charges. Adjusted operating margin was 16.4%, compared to 15.7% in 2020.

GAAP earnings per diluted share were $5.73, compared to $2.67 per diluted share, for full year 2020. The increase resulted primarily from higher operating income, lower tax expense from a change in unrecognized tax positions in China and lower interest expense. On an adjusted basis, earnings were $7.20 per diluted share for full year 2021, compared to $5.08 per diluted share for full year 2020.

Ending cash and cash equivalents of $232.3 million increased by $40.5 million versus the prior year. The Company generated operating cash flow of $124.4 million and free cash flow of $53.2 million in 2021.

Transaction with DuPont
As previously announced on November 2, 2021, Rogers has entered into a definitive merger agreement to be acquired by DuPont for $277.00 per share in cash. As a result of the pending acquisition, Rogers will not hold an earnings call or provide forward-looking guidance. Rogers' shareholders approved the merger agreement at a special shareholder meeting held on January 25, 2022. The transaction is expected to close by the end of the second quarter of 2022, subject to the satisfaction of other customary closing conditions, including receipt of certain regulatory approvals.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona, Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide.

Safe Harbor Statement
Statements included in this release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Rogers’ current beliefs and expectations. This release contains forward-looking statements, which concern the planned acquisition of Rogers by DuPont de Nemours, Inc. (the “DuPont Merger”), our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from those indicated by the forward-looking statements. Rogers’ actual future results may differ materially from Rogers’ current expectations due to the risks and uncertainties inherent in its business and risks relating to the DuPont Merger. These risks include, but are not limited to: uncertainties as to the timing and structure of the DuPont Merger; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the DuPont Merger; the risk that management’s time and attention is diverted on transaction related issues; the risk that Rogers is unable to retain key personnel; the effects of disruptions caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the DuPont Merger may result in significant costs of defense, indemnification and liability. Other risks and uncertainties that could cause such results to differ include: the duration and impacts of the novel coronavirus global pandemic and efforts to contain its transmission and distribute vaccines, including the effect of these factors on our business, suppliers, customers, end users and economic conditions generally; failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States (U.S.) and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the trade policy dynamics between the U.S. and China reflected in trade agreement negotiations and the imposition of tariffs and other trade restrictions, including trade restrictions on Huawei Technologies Co., Ltd. (Huawei); fluctuations in foreign currency exchange rates; our ability to develop innovative products and the extent to which our products are incorporated into end-user products and systems and the extent to which end-user products and systems incorporating our products achieve commercial success; the ability and willingness of our sole or limited source suppliers to deliver certain key raw materials, including commodities, to us in a timely and cost-effective manner; intense global competition affecting both our existing products and products currently under development; business interruptions due to catastrophes or other similar events, such as natural disasters, war, terrorism or public health crises; failure to realize, or delays in the realization of anticipated benefits of acquisitions and divestitures due to, among other things, the existence of unknown liabilities or difficulty integrating acquired businesses; our ability to attract and retain management and skilled technical personnel; our ability to protect our proprietary technology from infringement by third parties and/or allegations that our technology infringes third party rights; changes in effective tax rates or tax laws and regulations in the jurisdictions in which we operate; failure to comply with financial and restrictive covenants in our credit agreement or restrictions on our operational and financial flexibility due to such covenants; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; changes in environmental laws and regulations applicable to our business; and disruptions in, or breaches of, our information technology systems. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the Company or the DuPont Merger. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Investor contact:
Steve Haymore
Phone: 480-917-6026
Email: stephen.haymore@rogerscorporation.com

Website address: http://www.rogerscorp.com

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$230,452	$210,672	$932,886	$802,583
Cost of sales	152,299	129,969	583,747	510,763
Gross margin	78,153	80,703	349,139	291,820

Selling, general and administrative expenses	57,895	50,029	193,153	182,283
Research and development expenses	7,709	7,135	29,904	29,320
Restructuring and impairment charges	310	3,574	3,570	12,987
Other operating (income) expense, net	1,794	(8)	5,330	(104)
Operating income	10,445	19,973	117,182	67,334

Equity income in unconsolidated joint ventures	1,148	1,700	7,032	4,877
Pension settlement charges	—	—	(534)	(55)
Other income (expense), net	1,398	2,219	5,136	3,513
Interest expense, net	(1,084)	(596)	(2,536)	(7,135)
Income before income tax expense	11,907	23,296	126,280	68,534
Income tax expense	(11,224)	8,091	18,147	18,544
Net income	$23,131	$15,205	$108,133	$49,990

Basic earnings per share	$1.23	$0.82	$5.77	$2.68

Diluted earnings per share	$1.22	$0.81	$5.73	$2.67

Shares used in computing:
Basic earnings per share	18,743	18,692	18,731	18,681
Diluted earnings per share	18,863	18,741	18,863	18,706

Condensed Consolidated Statements of Financial Position (Unaudited)

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PAR VALUE)	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$232,296	$191,785
Accounts receivable, less allowance for doubtful accounts of $1,223 and $1,682	163,092	134,421
Contract assets	36,610	26,575
Inventories	133,384	102,360
Prepaid income taxes	1,921	2,960
Asbestos-related insurance receivables, current portion	3,176	2,986
Other current assets	13,586	13,088
Total current assets	584,065	474,175
Property, plant and equipment, net of accumulated depreciation of $367,850 and $365,844	326,967	272,378
Investments in unconsolidated joint ventures	16,328	15,248
Deferred income taxes	32,671	28,667
Goodwill	370,189	270,172
Other intangible assets, net of amortization	176,353	118,026
Pension assets	5,123	5,278
Asbestos-related insurance receivables, non-current portion	59,391	63,807
Other long-term assets	27,479	16,254
Total assets	$1,598,566	$1,264,005
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$64,660	$35,987
Accrued employee benefits and compensation	48,196	41,708
Accrued income taxes payable	9,632	8,558
Asbestos-related liabilities, current portion	3,841	3,615
Other accrued liabilities	37,620	21,641
Total current liabilities	163,949	111,509
Borrowings under revolving credit facility	190,000	25,000
Pension and other postretirement benefits liabilities	1,618	1,612
Asbestos-related liabilities, non-current portion	64,491	69,620
Non-current income tax	7,131	16,346
Deferred income taxes	29,451	8,375
Other long-term liabilities	23,031	10,788
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,730 and 18,677 shares issued and outstanding	18,730	18,677
Additional paid-in capital	163,583	147,961
Retained earnings	981,825	873,692
Accumulated other comprehensive loss	(45,243)	(19,575)
Total shareholders' equity	1,118,895	1,020,755
Total liabilities and shareholders' equity	$1,598,566	$1,264,005

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and discrete items, which are acquisition and related integration costs, asbestos-related charges, environmental accrual adjustment, gains or losses on the sale or disposal of property, plant and equipment, pension settlement charges, restructuring, severance, impairment and other related costs, UTIS fire charges, costs associated with the proposed DuPont acquisition, and the related income tax effect on these items (collectively, “discrete items”);

(2) Adjusted net income, which the Company defines as net income excluding amortization of acquisition intangible assets and discrete items;

(3) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding amortization of acquisition intangible assets, and discrete items divided by adjusted weighted average shares outstanding - diluted;

(4) Adjusted EBITDA, which the Company defines as net income excluding interest expense, net, income tax expense, depreciation and amortization, stock-based compensation expense, and discrete items;

(5) Adjusted EBITDA Margin, which the Company defines as the percentage that results from dividing Adjusted EBITDA by total net sales;

(6) Free cash flow, which the Company defines as net cash provided by operating activities less non-acquisition capital expenditures.

Management believes adjusted operating margin, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin are useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. Management also believes free cash flow is useful to investors as an additional way of viewing the Company's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from, and should not be compared to, similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP operating margin to adjusted operating margin*:

	2021			2020
Operating margin	Q4	Q3	YTD	Q4	YTD
GAAP operating margin	4.5%	14.2%	12.6%	9.5%	8.4%

Acquisition and related integration costs	1.3%	0.4%	0.4%	—%	0.1%
Asbestos-related charges	(0.1)%	—%	—%	(0.3)%	(0.1)%
Gain on sale or disposal of property, plant and equipment	(0.1)%	—%	(0.1)%	—%	—%
Restructuring, severance, impairment and other related costs	0.6%	0.7%	0.7%	1.9%	2.0%
UTIS fire charges	0.8%	0.6%	0.7%	—%	—%
Costs associated with the proposed DuPont acquisition	3.0%	—%	0.7%	—%	—%
Total discrete items	5.5%	1.7%	2.4%	1.6%	2.1%
Operating margin adjusted for discrete items	10.1%	15.9%	14.9%	11.1%	10.4%

Acquisition intangible amortization	2.1%	1.3%	1.5%	7.3%	5.2%

Adjusted operating margin	12.2%	17.2%	16.4%	18.4%	15.7%
*Percentages in table may not add due to rounding.

Reconciliation of GAAP net income to adjusted net income:

(amounts in millions)	2021			2020
Net income	Q4	Q3	YTD	Q4	YTD
GAAP net income	$23.1	$25.1	$108.1	$15.2	$50.0

Acquisition and related integration costs	2.9	1.0	3.9	—	1.0
Asbestos-related charges	(0.2)	—	(0.2)	(0.7)	(0.7)
Environmental accrual adjustment	—	—	—	—	(0.2)
Gain on sale or disposal of property, plant and equipment	(0.2)	—	(0.9)	—	—
Pension settlement charges	—	0.5	0.5	—	0.1
Restructuring, severance, impairment and other related costs	1.5	1.7	6.1	4.0	16.4
UTIS fire charges	1.9	1.4	6.1	—	—
Income tax effect of non-GAAP adjustments and intangible amortization	(4.4)	(2.0)	(9.1)	(4.3)	(13.5)
Costs associated with the proposed DuPont acquisition	6.9	—	6.9	—	—
Acquisition intangible amortization	4.9	3.1	14.3	15.4	42.0
Adjusted net income	$36.3	$30.9	$135.8	$29.7	$95.0
*Values in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share*:

	2021			2020
Earnings per diluted share	Q4	Q3	YTD	Q4	YTD
GAAP earnings per diluted share	$1.22	$1.33	$5.73	$0.81	$2.67

Acquisition and related integration costs	0.11	0.04	0.15	—	0.04
Asbestos-related charges	(0.01)	—	(0.01)	(0.03)	(0.03)
Environmental accrual adjustment	—	—	—	—	(0.01)
Gain on sale or disposal of property, plant and equipment	(0.01)	—	(0.04)	—	—
Pension settlement charges	—	0.02	0.02	—	—
Restructuring, severance, impairment and other related costs	0.06	0.07	0.24	0.16	0.67
UTIS fire charges	0.08	0.06	0.25	—	—
Costs associated with the proposed DuPont acquisition	0.27	—	0.28	—	—
Total discrete items	$0.51	$0.19	$0.90	$0.14	$0.67

Earnings per diluted share adjusted for discrete items	1.73	1.52	6.63	0.95	3.35

Acquisition intangible amortization	$0.19	$0.12	$0.56	$0.64	$1.73

Adjusted earnings per diluted share	$1.92	$1.64	$7.20	$1.58	$5.08
*Values in table may not add due to rounding.

Reconciliation of GAAP net income to adjusted EBITDA*:

	2021			2020
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
GAAP Net income	$23.1	$25.1	$108.1	$15.2	$50.0

Interest expense, net	1.1	0.4	2.5	0.6	7.1
Income tax expense	(11.2)	9.0	18.1	8.1	18.5
Depreciation	7.3	7.0	29.0	7.4	29.3
Amortization	4.9	3.1	14.3	15.5	42.1
Stock-based compensation expense	3.8	4.8	17.0	3.2	13.5
Acquisition and related integration costs	2.9	1.0	3.9	—	1.0
Asbestos-related charges	(0.2)	—	(0.2)	(0.7)	(0.7)
Environmental accrual adjustment	—	—	—	—	(0.2)
Gain on sale or disposal of property, plant and equipment	(0.2)	—	(0.9)	—	—
Pension settlement charges	—	0.5	0.5	—	—
Restructuring, severance, impairment and other related costs	1.5	1.8	6.1	3.9	16.2
UTIS fire charges	1.9	1.4	6.1	—	—
Costs associated with the proposed DuPont acquisition	6.9	0.0	6.9	0.0	0.0
Adjusted EBITDA	$41.7	$54.2	$211.5	$53.2	$177.0
*Values in table may not add due to rounding.

Calculation of adjusted EBITDA margin*:

	2021			2020
	Q4	Q3	YTD	Q4	YTD
Adjusted EBITDA (in millions)	$41.7	$54.2	$211.5	$53.2	$177.0
Divided by Total Net Sales (in millions)	230.5	238.3	932.9	210.7	802.6
Adjusted EBITDA Margin	18.1%	22.7%	22.7%	25.3%	22.1%
*Values in table may not add due to rounding.

Reconciliation of net cash provided by operating activities to free cash flow*:

	2021			2020
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
Net cash provided by operating activities	$18.2	$39.9	$124.4	$51.4	$165.1
Non-acquisition capital expenditures	(27.7)	(22.0)	(71.1)	(11.4)	(40.4)
Free cash flow	$(9.5)	$17.9	$53.2	$39.9	$124.7
*Values in table may not add due to rounding.

# # # #